Exhibit 2

Final

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 5, 2018 by and among Zebra Technologies Corporation, a Delaware corporation (“Parent”), Wolfdancer Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and each of the undersigned stockholders (the “Stockholders”) of Xplore Technologies Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, Sub and the Company have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for, among other things, (i) the commencement by Sub of a tender offer (such offer, as may be extended and amended from time to time as permitted under, or required by, the Merger Agreement, the “Offer”) to purchase all of the outstanding shares of the common stock, par value $.001 per share, of the Company (the “Company Common Stock”), at a price per share of $6.00, payable net to the seller thereof in cash, without interest (the “Offer Price”); and (ii) following the acceptance for payment of shares of Company Common Stock pursuant to the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), pursuant to which each issued and outstanding share of Company Common Stock (other than certain shares to be canceled in accordance with the Merger Agreement and Dissenting Shares) will be converted into the right to receive the Offer Price;

WHEREAS, each Stockholder is the beneficial owner (as defined in Rule 13d‑3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of such number of shares of Company Common Stock as is indicated on the signature page of this Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have required the Stockholders, and in order to induce Parent and Sub to enter into the Merger Agreement, each Stockholder (solely in the Stockholder’s capacity as such) has agreed, to enter into this Agreement and tender all of the Subject Shares as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

1.             Certain Definitions.  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)           “Expiration Date” shall mean the earliest to occur of such date and time as (i) the Merger Agreement shall have been terminated for any reason; (ii) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; (iii) the acquisition by Parent of all the Subject Shares of the Stockholders, whether pursuant to the Merger or otherwise; (iv) any amendment, change or waiver to the Merger Agreement as in effect on the date hereof, without each Stockholder’s consent, that (A) decreases the amount, or changes the form or timing (except with respect to extensions of time of the Offer in accordance with the terms of the Merger Agreement) of consideration payable to the Stockholders pursuant to the terms of the Merger Agreement as in effect on the date hereof or (B) materially and adversely affects such Stockholder; (v) the Offer shall have been terminated without acceptance for payment of the Subject Shares pursuant to the Offer; or (vi) is agreed to in writing by Parent and each Stockholder.

(b)           “Lien” shall mean any lien, hypothecation, adverse claim, charge, security interest, pledge or option, proxy, right of first refusal, preemptive right, voting trust or any other similar right.

(c)           “Permitted Lien” shall mean (i) any Lien arising (A) hereunder or (B) under securities laws; and (ii) any right, agreement, understanding or arrangement which represents an interest in cash received upon sale of the Subject Shares and not an Lien upon the Subject Shares prior to such sale.

(d)           “Subject Shares” shall mean, other than nontransferable restricted shares of Company Common Stock, with respect to each Stockholder, (i) all shares of Company Common Stock beneficially owned by such Stockholder as of the date hereof; and (ii) all additional shares of Company Common Stock of which such Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or issued upon the exercise of any options, the settlement of any restricted stock or other conversion of any convertible securities).

(e)           “Transfer.”  A person shall be deemed to have effected a “Transfer” of a Subject Share if such person, directly or indirectly, (i) sells, pledges, creates a Lien with respect to (other than Permitted Liens), assigns, exchanges, grants an option with respect to, transfers, gifts, disposes of or enters into any derivative arrangement with respect to such Subject Share or any interest therein or (ii) enters into an agreement or commitment providing for the sale, pledge, creation of a Lien (other than Permitted Liens), assignment, exchange, transfer, gift, disposition of or any derivative arrangement with respect to, or grant of an option with respect to, such Subject Share or any interest therein.

2.             Transfer of Subject Shares.

(a)           Transfer Restrictions.  Except as expressly contemplated by this Agreement or the Merger Agreement, prior to the Expiration Date, no Stockholder shall cause or permit any Transfer of any of the Subject Shares to be effected.

(b)           Transfer of Voting Rights.  Prior to the Expiration Date, each Stockholder shall not (i) deposit (or permit the deposit of) any Subject Shares in a voting trust or grant any proxy or power of attorney or enter into any voting agreement or similar agreement with respect to any of the Subject Shares or (ii) subject to Section 3(b), take or permit any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or otherwise make any representation or warranty of the Stockholder herein untrue or incorrect.  Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined.

(c)           Exceptions.  Nothing in this Section 2 shall prohibit a Transfer of Subject Shares by each Stockholder:  (i) if the Stockholder is an individual, pursuant to applicable laws of descent and distribution; (ii) if the Stockholder is a partnership, limited liability company or trust, to one or more partners or members of the Stockholder or to an affiliated corporation under common control with the Stockholder or to any trustee or beneficiary of the trust; provided, however, that a Transfer referred to in this Section 2(c) shall be permitted only if the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

(d)           Involuntary Transfer.  If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3.             Agreement to Tender; Voting Agreement.

(a)           Tender of Shares.  Subject to the terms of this Agreement, each Stockholder shall tender, pursuant to and in accordance with the terms of the Offer, the Subject Shares.  No later than ten (10) business days after commencement of the Offer, each Stockholder shall (a) deliver to the depositary designated in the Offer all documents or instruments required to be delivered by such Stockholder in order to tender the Subject Shares pursuant to the terms of the Offer, and/or (b) instruct his or its broker or such other person who is the holder of record of any Subject Shares to tender such shares for exchange in the Offer pursuant to the terms and conditions of the Offer.  Prior to the Expiration Date, each Stockholder shall not tender the Subject Shares into any exchange or tender offer commenced by a third party other than Parent or Sub.  Notwithstanding anything to the contrary herein, each Stockholder may withdraw such Subject Shares from the Offer at any time following the termination of this Agreement or upon the Offer being terminated in accordance with the terms of the Merger Agreement. For the avoidance of doubt, (x) each Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company equity award held by such Stockholder and (y) no Stockholder shall have any obligation under this Section 3 to tender (or caused to be tendered) any Subject Shares into the Offer to the extent such tender could cause such Stockholder to incur liability under Section 16(b) of the Exchange Act.

(b)           Voting Agreement.  Unless this Agreement shall have been terminated in accordance with its terms, subject to the terms of this Agreement, (i) each Stockholder hereby agrees to vote all Subject Shares that such Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement and the Merger at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement is submitted for the consideration and vote of the stockholders of the Company and (ii) each Stockholder hereby agrees that he or it will not vote any Subject Shares in favor of, and will vote such Subject Shares against the approval of, any Company Acquisition Proposal.  Each Stockholder hereby revokes any and all previous proxies granted with respect to the Subject Shares.

(c)           Company Adverse Recommendation Change.  Notwithstanding Section 3(a) or Section 3(b) hereof, in the event of a Company Adverse Recommendation Change pursuant to Section 5.3(d) or 5.3(e) of the Merger Agreement and in compliance with the Merger Agreement, (i) the obligation of each Stockholder to tender the Subject Shares in the Offer as set forth in Section 3(a) or to vote the Subject Shares pursuant to Section 3(b) shall be modified (without any further notice or any action by the Company or such Stockholder) such that the Stockholder, in such Stockholder’s sole discretion, shall be entitled to tender or vote, as applicable, all of the Subject Shares in any manner such Stockholder may choose and upon the exercise of such discretion, the obligation of the Stockholder to tender the Subject Shares as set forth in Section 3(a) or to vote the Subject Shares pursuant to Section 3(b) shall be null and void and of no further force or effect and (ii) to the extent such Stockholder has previously tendered any Subject Shares pursuant to Section 3(a) and wishes to withdraw such Subject Shares, the Stockholder may so withdraw such Subject Shares and Parent and Sub shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent and Sub, to promptly return all tendered Subject Shares to such Stockholder.

(d)           Return of Shares.  If the Offer is terminated or withdrawn by Sub or the Merger Agreement is terminated prior to the purchase of Subject Shares in the Offer, Parent and Sub shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent and Sub, to promptly return all tendered Subject Shares to the applicable Stockholder.

4.            Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require either Stockholder to attempt to) limit or restrict any Stockholder in his capacity as a director or officer of the Company or any designee of the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of the Company).

5.             No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent or Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and neither Parent nor Sub shall have the authority by virtue of this Agreement or the transactions to be consummated pursuant hereto to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares to the extent such Subject Shares are entitled to be voted, except as otherwise provided herein.

6.             Representations and Warranties of the Stockholder. Each Stockholder, severally and not jointly, hereby represents and warrants to Parent and Sub as follows:

(a)           Power; Binding Agreement.  The Stockholder has full power and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of his or its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability: (i) may be limited by fraudulent transfer, reorganization, moratorium or other laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(b)           No Conflicts.  Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby.  None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to the Stockholder; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets, except, in the case of clauses (ii) and (iii), for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by the Stockholder of the transactions contemplated hereby.

(c)           Ownership of Shares.  As of the date hereof, the Stockholder (i) is the beneficial owner of the shares of Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of any Liens (other than Permitted Liens).  As of the date hereof, the Stockholder does not own, beneficially or otherwise, any securities of the Company other than as indicated on the signature page of this Agreement.

(d)           Voting and Disposition Power.  The Stockholder has full voting power with respect to the Subject Shares and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares. The party signing this Agreement on behalf of the Stockholder (if the Stockholder is an entity) has been duly authorized by all necessary action under the limited liability company agreement, operating agreement or similar organizational agreement of the Stockholder (“Organizational Agreement”) to execute and deliver this Agreement on behalf of the Stockholder. None of the shares of Company Common Stock indicated on the signature page of this Agreement are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as contained in the Organizational Agreement of the Stockholder.

(e)           Reliance.  The Stockholder has been represented by or had the opportunity to be represented by independent counsel of its own choosing and has had the right and opportunity to consult with its attorney, and to the extent, if any, that such Stockholder desired, such Stockholder availed itself of such right and opportunity. Stockholder is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.  The Stockholder understands and acknowledges that the Company, Parent and Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(f)           Absence of Litigation.  With respect to the Stockholder, as of the date hereof, there is no action, suit, claim, proceeding, charge, arbitration or investigation pending against, or, to the actual knowledge of the Stockholder, threatened in writing against the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) before or by any Governmental Authority that would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair the Stockholder’s ability to perform its obligations hereunder.

(g)           Brokers.  No broker, finder, financial advisor, investment banker or other person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

7.             Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Stockholder as follows:

(a)           Power; Binding Agreement.  Each of Parent and Sub has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Parent and Sub of this Agreement, the performance by each of Parent and Sub of its obligations hereunder and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Sub and no other actions or proceedings on the part of Parent or Sub are necessary to authorize the execution and delivery by Parent or Sub, the performance by either Parent or Sub of its obligations hereunder or the consummation by Parent or Sub of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance and other equitable remedies.

(b)           No Conflicts.  Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by Parent or Sub of this Agreement, the performance by each of Parent or Sub of its obligations hereunder and the consummation by Parent or Sub of the transactions contemplated hereby.  None of the execution and delivery by Parent or Sub of this Agreement, the performance by each of Parent or Sub of its obligations hereunder or the consummation by Parent or Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to Parent or Sub; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which Parent or Sub is a party or by which Parent or Sub or any of Parent’s or Sub’s properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to Parent or Sub or any of Parent’s or Sub’s properties or assets, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

8.             Disclosure.  Each Stockholder shall permit the Parent and Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent and Sub reasonably determine to be required in connection with the Offer, the Merger and any transactions related thereto, the Stockholder’s identity and ownership of Subject Shares and the nature of the commitments, arrangements and understandings under this Agreement.  Parent and Sub shall permit each Stockholder to publish and disclose in all disclosure documents required by Law (including any Schedule 13D/A filing), the nature of the commitments, arrangements and understandings under this Agreement.

9.            Further Assurances.  Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such party’s obligations under this Agreement.

10.           Termination.  This Agreement and the covenants and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) and shall have no further force or effect upon the Expiration Date.  Notwithstanding the foregoing, nothing set forth in this Section 10 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any material breach of this Agreement.

11.           Miscellaneous Provisions.

(a)           Amendment or Supplement.  This Agreement may be amended or supplemented in any and all respects by written agreement signed by all of the parties hereto.

(b)           Extension of Time, Waiver, etc.  Any party may, subject to applicable Law, solely as to itself: (i) waive any inaccuracies in the representations and warranties of any other party hereto; (ii) extend the time for the performance of any of the obligations or acts of any other party hereto; or (iii) waive compliance by any other party with any of the agreements contained in this Agreement or, except as otherwise provided in this Agreement, waive any of such party’s conditions set forth in this Agreement.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Notwithstanding the foregoing, no failure or delay by either Stockholder, Parent or Sub in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder.

(c)           Entire Agreement; No Third Party Beneficiary; Effectiveness.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.  This Agreement shall not be effective unless and until (i) the Company Board has voted to approve the Merger Agreement, (ii) the Merger Agreement is executed by all the parties thereto, and (iii) this Agreement is executed by all the parties hereto.

(d)           Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  All actions and proceedings arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement, shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any person other than the parties hereto.  The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(e)           Specific Enforcement.  The parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief.  The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity.

(f)            Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned subsidiaries of Parent without the consent of the Stockholders, but no such assignment shall relieve Sub of any of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(g)           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by electronic mail or facsimile, in each case to the intended recipient as set forth below (or to such other address, electronic mail address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Sub:
Zebra Technologies Corporation
3 Overlook Point
Lincolnshire, Illinois 60069
Attention: General Counsel
Email: Zebralegal@zebra.com
Facsimile No: 847-821-1492

with a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:  R. Scott Falk, P.C. and Maggie Flores
Email: scott.falk@kirkland.com; maggie.flores@kirkland.com
Facsimile No:  (312) 862-2200

if to the Stockholders:
Phoenix Venture Fund LLC	Andax LLC or Andrea Goren
70 East 55th Street, 10th Floor	845 W End Avenue, #14a
New York, New York 10022	New York, New York 10025
Attention: Philip S. Sassower	Attention: Andrea Goren
Email: psassower@sgphoenix.com	Email: agoren@sgphoenix.com

with a copy to (which copy shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036
Attention:  Jonathan J. Russo
Email:  jonathan.russo@pillsburylaw.com
Facsimile No:  (212) 858-1500

(h)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Agreement be consummated as originally contemplated to the fullest extent possible.

(i)            Construction.

(i)          For purposes of this Agreement, whenever the context requires: (A) the singular number shall include the plural, and vice versa; (B) the masculine gender shall include the feminine and neuter genders; (C) the feminine gender shall include the masculine and neuter genders; and (D) the neuter gender shall include the masculine and feminine genders.

(ii)         The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii)        As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(j)            Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(k)           Counterparts; Signatures.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, each of which shall be deemed an original.

(l)            No Recourse.  Parent and Sub agree that no Stockholder (in his or its capacity as a stockholder of the Company) will be liable for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement.

(m)          Several Obligations.  The obligations of each Stockholder hereunder shall be several, and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.
Zebra Technologies Corporation

By:	/s/ Michael Cho

Name:	Michael Cho

Title:	Senior Vice President

Wolfdancer Acquisition Corp.

By:	/s/ Michael Cho

Name:	Michael Cho

Title:	President

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.

PHOENIX VENTURE FUND LLC:
By:	SG Phoenix Ventures LLC,
its Managing Member

By:	/s/ Philip S. Sassower
Name:	Philip S. Sassower
Title:	Managing Member

Subject Shares Beneficially Owned

1,021,774 shares of Company Common Stock

No shares of Company Common Stock issuable upon exercise of outstanding options

No shares of Company Common Stock subject to unvested restricted stock awards

[Signature Page to Tender and Support Agreement]

ANDAX LLC:

By:	/s/ Andrea Goren
Name:	Andrea Goren
Title:	Manager

Subject Shares Beneficially Owned

43,879 shares of Company Common Stock

No shares of Company Common Stock issuable upon exercise of outstanding options

No shares of Company Common Stock subject to unvested restricted stock awards

Andrea Goren

/s/ Andrea Goren
Name: Andrea Goren

Subject Shares Beneficially Owned

1,659 shares of Company Common Stock

114,749 shares of Company Common Stock issuable upon exercise of outstanding options

3,500 shares of Company Common Stock subject to unvested restricted stock awards

[Signature Page to Tender and Support Agreement]